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                                   EXHIBIT 11
                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                             Three months ended September 30,
                                                             --------------------------------
                                                                      1996            1997
                                                                      ----            ----
Actual Weighted Average Shares Outstanding for the Period           6,383,543       6,027,151
Dilutive Effects of Stock Options and Warrants Using Average
    Market Price                                                           --         309,375
Dilutive Effect of Conversion of Preferred Stock                           --         842,697
                                                                  -----------     -----------

Total Shares Based on Shares Outstanding and the
    Assumption that All Share Equivalents Are Exercised at
    Average Stock Market Price                                      6,383,543       7,179,223
Additional Dilutive Effect of Stock Options and Warrants Being
    Exercised Using Ending Market Price                                    --          30,814
                                                                  -----------     -----------

Total Shares Based on Shares Outstanding and the
    Assumption That All Stock Options and Warrants are
    Exercised at Ending Market Price                                6,383,543       7,210,037
                                                                  ===========     ===========

Net Income (Loss) Applicable to Fully Diluted Earnings Per        $(6,250,834)    $   214,381
                                                                  ===========     ===========
Share

Fully Diluted Net Income (Loss) Per Share                               ($.98)          $0.03
                                                                        =====           =====



                                                               Nine months ended September 30,
                                                               -------------------------------
                                                                       1996           1997
                                                                       ----           ----
Actual Weighted Average Shares Outstanding for the Period
Dilutive Effects of Stock Options and Warrants Using Average        6,343,723       5,988,562
    Market Price                                                           --     Antidilutive
                                                                  -----------     -----------
Total Shares Based on Shares Outstanding and the
    Assumption that All Share Equivalents Are Exercised at
    Average Stock Market Price                                      6,343,723       5,988,562
Additional Dilutive Effect of Stock Options and Warrants Being
    Exercised Using Ending Market Price                                    --     Antidilutive
                                                                  -----------     -----------
Total Shares Based on Shares Outstanding and the
    Assumption That All Stock Options and Warrants are
    Exercised at Ending Market Price                                6,343,723       5,988,562
                                                                  ===========     ===========

Net Income (Loss) Applicable to Fully Diluted Earnings Per
Share Common Shareholder, After Deduction For Required
Dividend On Preferred Stock                                       $(5,692,806)    $  (420,364)
                                                                  ===========     ===========


Fully Diluted Net Income (Loss) Per Share                               ($.90)         $(0.07)
                                                                        =====          ======